                                                                     EXHIBIT 2.2

                                    AGREEMENT


         This AGREEMENT dated as of June 13, 1997 (the "Agreement"), by and between Healthdyne Information Enterprises, Inc., a Georgia corporation ("HIE"), Criterion Health Strategies, Inc. (f/k/a Alpha Development Corp.), a Tennessee corporation (the "Company"), and J. Edward Pearson, Jr. ("Pearson").


                              W I T N E S S E T H:

         WHEREAS, each of HIE, The Southern Venture Fund II, L.P., a Delaware limited partnership ("SVFII"), Pearson and Brenton L. Teveit ("Teveit") (Teveit and Pearson, collectively, the "Shareholders" and, individually, a "Shareholder") are investors in the Company, with the following respective interests in the Company:

                  (i) each of HIE and SVFII owning twenty-five (25) shares of common stock, no par value, of the Company (the "Criterion Common Stock"), and a Convertible Debenture of the Company due June 30, 2004, dated October 21, 1994, in the principal amount of $2,000,000 (individually, a "Criterion Debenture" and collectively, the "Criterion Debentures"), pursuant to the terms of the Investment Agreement (as hereinafter defined) among the Company, Healthdyne, Inc., a Georgia corporation ("Healthdyne"), HIE, SVFII, and the Shareholders; and

                  (ii) each of the Shareholders owning 650,000 shares of Criterion Common Stock (as to each Shareholder, the "Shareholder's Criterion Shares" and, collectively, the "Shareholders' Criterion Shares"); and

         WHEREAS, the Company currently has outstanding options to purchase an aggregate of 164,100 shares of the Criterion Common Stock, as set forth in greater detail on Exhibit A hereto; and

         WHEREAS, HIE and SVFII are parties to the SVFII Agreements (as hereinafter defined), pursuant to which SVFII has granted to HIE an option to purchase SVFII's entire investment in the Company; and

         WHEREAS, HIE, SVFII, the Shareholders and the Company have previously entered into a Consent (as hereinafter defined), pursuant to which the parties consented to the execution and entry into the SVFII Agreements and the consummation of the transactions contemplated thereby, subject, in the case of the Shareholders and the Company, to the execution and consummation of definitive agreements between HIE and the Shareholders as contemplated by the AIP (as hereinafter defined); and

         WHEREAS, HIE, the Company and each of the Shareholders desires to restructure the transactions contemplated by the AIP as set forth herein and in the agreement of even date herewith among the Company, HIE and Teveit (the "Teveit Agreement");

         NOW, THEREFORE, in consideration of the premises hereof and the mutual benefits to be derived hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HIE, the Company and Pearson agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

                  "AIP" -- Agreement in principle dated November 6, 1996 among HIE and the Shareholders.

                  "Amended Loan Agreement" -- Loan Agreement effective as of October 21, 1994 between the Company and Healthdyne, as amended by the First Amendment thereto dated as of December 4, 1995.

                  "Amended Pledge Agreement" -- the Pledge Agreement dated as of October 21, 1994 between Healthdyne and the Shareholders, as amended by the First Amendment thereto, dated as of December 4, 1995 between Healthdyne, HIE, SVFII and the Shareholders.

                  "Amended Security Agreement" -- the Security Agreement effective as of October 21, 1994 between Healthdyne and the Company, as amended by the First Amendment thereto dated as of December 4, 1995 between Healthdyne, HIE, SVFII and the Company.

                  "Amended Shareholders Agreement" -- the Shareholders' Agreement dated as of October 21, 1994 between Healthdyne, the Company and the Shareholders, as amended by the Waiver and Second Amendment to Shareholders' Agreement dated as of December 4, 1995 between Healthdyne, HIE, SVFII, the Company and the Shareholders.

                  "Ancillary Agreements" -- the Amended Loan Agreement, the Amended Pledge Agreement, the Amended Security Agreement, the Amended Shareholders' Agreement, the Incorporation Agreement (as hereinafter defined), the Intercreditor Agreement (as hereinafter defined), the Investment Agreement (as hereinafter defined) and the Side Letter Agreement (as hereinafter defined).

                  "Consent"-- the Consent dated as of December 18, 1996 among the Company, HIE, SVFII and the Shareholders.

                  "Criterion Options" -- Options to purchase shares of the Criterion Common Stock, as listed on Exhibit A to this Agreement.

                  "Incorporation Agreement" -- the Incorporation Agreement dated as of October 21, 1994 between the Company, Healthdyne and the Shareholders, as amended.

                  "Intercreditor Agreement"-- the Intercreditor Agreement dated as of December 4, 1995 between HIE and SVFII.

                  "Investment Agreement" -- the Investment Agreement and First Amendment to Incorporation Agreement dated as of December 4, 1995 among the Company, Healthdyne, HIE, SVFII and the Shareholders.

                  "Side Letter Agreement" -- Letter Agreement dated as of December 4, 1995 among HIE, SVFII and the Company.

                  "SVFII Agreements" -- the Option Agreement dated as of December 18, 1996 between HIE and SVFII, as amended by that certain letter agreement between SVFII and HIE dated May 16, 1997, and related Stock Purchase Warrant.

         2.       Surrender of Shareholder's Criterion Shares.

                  (a) Surrender of Shareholder's Criterion Shares. Subject to the terms and conditions of this Agreement, Pearson agrees to surrender to the Company all of his Shareholder's Criterion Shares for the consideration specified below in this Section 2.

                  (b) Consideration. It being hereby recognized, agreed and acknowledged by the parties hereto that the Shareholder's Criterion Shares owned by Pearson are currently without value, the Company shall pay to Pearson in consideration for the surrender of his Shareholder's Criterion Shares the nominal sum of $10.00, such sum constituting the entire consideration for such Shareholder's Criterion Shares.

         3.       Employment Arrangements between the Company and Pearson.

                  (a) Employment Agreement. Upon and subject to the Closing of the transactions contemplated by this Agreement, Pearson and the Company shall enter into an employment agreement (the "Pearson Employment Agreement") on substantially the terms and conditions reflected on Exhibit B hereto, whereby Pearson shall be employed by the Company during the period and on the terms and conditions set forth therein.

                  (b) HIE Option. In consideration of Pearson's agreeing to enter into the Pearson Employment Agreement and to provide services to the Company pursuant thereto, HIE has granted to Pearson an option (the "HIE Option") to purchase 60,000 shares of the Common Stock, par value $.01 per share, of HIE, at an exercise price of $[2.88] per HIE share, such HIE Option subject to those terms and conditions set forth in the Option Agreement between HIE and Pearson attached hereto as Exhibit C (the "HIE Option Agreement").

         4. Consent to SVFII Agreements. Upon and subject to the Closing of the transactions contemplated by this Agreement, Pearson hereby consents to and approves the execution of and entry by HIE and SVFII into the SVFII Agreements and the consummation of the transactions contemplated thereby, and waives his right of first refusal under the Amended Shareholders' Agreement and any requirements under the Investment Agreement and the

Incorporation Agreement which may be applicable with respect to any transfer of SVFII's interest in the Company to HIE pursuant to the SVFII Agreements.

         5.       Criterion Options.

                  (a) Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable in order to accomplish the following:

                           (i) the cancellation and termination of all outstanding Criterion Options; and

                           (ii) the issuance to the holders of Criterion Options of options to be issued under a stock option plan of HIE, such replacement options to reflect the terms and conditions set forth in the HIE Replacement Stock Option Agreement attached as Exhibit D hereto.

         6.       Closing.

                  (a) Time and Location. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308 at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby, or such other place and time as HIE, the Company and Pearson shall agree (the "Closing Date"). The parties hereto acknowledge and agree that the Closing hereunder shall occur simultaneously with the closing of the transactions contemplated by the Teveit Agreement and satisfaction of the other conditions hereinafter set forth in Section 6(c).

                  (b) Closing Deliveries. At the Closing, the following deliveries shall take place:

                           (i) Pearson shall deliver to the Company stock certificates representing his Shareholder's Criterion Shares, accompanied by a duly executed stock power or duly endorsed for transfer to the Company.

                           (ii) The Company shall deliver to Pearson a check in the amount of $10.00.

                           (iii)   The Company shall deliver to HIE all
                  outstanding agreements evidencing Criterion Options, accompanied by evidence satisfactory to HIE of the cancellation and termination of such Criterion Options as contemplated by Section 5 of this Agreement.

                           (iv) HIE, the Company and the Shareholders mutually agree to execute and deliver such other instruments as shall be reasonably necessary to consummate the transactions contemplated hereby, by the Teveit Agreement and by the SVFII Agreements, including but not limited to the resignation of Pearson from the Board of Directors of the Company and the termination or modification, if necessary and as appropriate, of the Ancillary Agreements.

                  (c) Conditions to Closing. The Closing hereunder shall be subject to the satisfaction or waiver of the following conditions:

                           (i)     the simultaneous closing of Teveit's
                  surrender to the Company of the Shareholder's Criterion Shares owned by Teveit pursuant to the Teveit Agreement;

                           (ii) the cancellation and replacement of the Criterion Options, as contemplated by Section 6 hereof; and

                           (iii)   the termination or modification, as
                  appropriate or necessary, of the Ancillary Agreements.

         7. Representations, Warranties and Agreements of HIE. HIE hereby represents and warrants to Pearson that:

                  (a) HIE is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement.

                  (b) HIE has full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by HIE of its obligations hereunder and under each instrument and under the transactions contemplated hereby are within the corporate powers of HIE and have been duly authorized by all necessary corporate action properly taken, and do not and will not contravene or conflict with the articles of incorporation or by-laws of HIE or any material agreement binding upon HIE or its properties or, to the knowledge of HIE, any material provision of law or any applicable material judgment, ordinance, regulation or order of any court or governmental agency.

                  (c) This Agreement is the legal, valid and binding obligation of HIE, enforceable against it in accordance with its respective terms except as such enforceability may be limited by bankruptcy or similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

                  (d) No consent, waiver, approval or other authorization and filing or registration with any private or public authority is required for the execution, delivery and performance by HIE of this Agreement or the consummation by HIE of the transactions contemplated hereby, except such as may be required under the Securities Act of 1933, as amended, or any applicable Blue Sky Laws.

         8.        Representations, Warranties and Agreements of The Company.
The Company hereby represents and warrants to Pearson that:

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement.

                  (b) The Company has full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance by the Company of its obligations hereunder and under each instrument and under the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action properly taken, and do not and will not contravene or conflict with the articles of incorporation or by-laws of the Company or any material agreement binding upon the Company or its properties or, to the knowledge of the Company, any material provision of law or any applicable material judgment, ordinance, regulation or order of any court or governmental agency.

                  (c) This Agreement is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its respective terms except as such enforceability may be limited by bankruptcy or similar laws affecting the rights of creditors generally and by the availability of equitable remedies.

                  (d) No consent, waiver, approval or other authorization and filing or registration with any private or public authority is required for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby.

         9. Representations, Warranties and Agreements of Pearson. Pearson hereby represents and warrants to HIE and the Company that:

                  (a) Pearson has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has taken all action necessary for the due execution and delivery of this Agreement and has duly executed and delivered this Agreement. This Agreement constitutes Pearson's legal, valid and binding obligation enforceable against Pearson in accordance with its terms, except as such enforceability may be limited by bankruptcy or similar laws affecting the rights of creditors generally and by the availability of equitable remedies and will not contravene or conflict with any material agreement binding upon Pearson or his properties or, to the knowledge of Pearson, any material provision of law or any applicable material judgment, ordinance, regulation or order of any court or governmental agency.

                  (b) Pearson has good, valid and marketable title, beneficially and of record, to the Shareholder's Criterion Shares owned by him, free and clear of any and all restrictions, claims, pledges, liens, charges, security interests and other encumbrances (collectively "Liens") other than Liens pursuant to any of the Ancillary Agreements, and, at the Closing, will transfer to the Company good, valid and marketable title thereto free and clear of all Liens. The

Shareholder's Criterion Shares represent, and on the Closing Date will represent, all of Pearson's interest in the Company.

                  (c) There are no options, warrants or other rights to purchase shares of the Criterion Common Stock except (i) as set forth on Exhibit A to this Agreement and (ii) the Criterion Debentures.

                  (d) No consent, waiver, approval or other authorization and filing or registration with any private or public authority is required for the execution, delivery and performance by Pearson of this Agreement or the consummation by Pearson of the transactions contemplated hereby, except such as have been obtained or will be obtained hereunder.

                  (e) Pearson has been provided with the HIE Form 10-K for the year ended December 31, 1996 and the HIE Form 10-Q for the quarter ended March 31, 1997 (the "SEC Documents") and has been provided ample opportunity to review the SEC Documents.

         10.      Miscellaneous.

                  (a) Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  (b) Successor and Assigns. This Agreement shall inure to the benefit and shall be binding upon the parties, their legal representatives and permitted assigns, subject to the limitations otherwise set forth in this Agreement.

                  (c) Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed and all such counterparts or facsimile copy thereof shall be deemed to be an original instrument.

                  (d) Notices. Any notice or other communication by any party hereto to the other parties shall be in writing and shall be given, and be deemed to have been given, if either delivered personally, by overnight delivery service or mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

                  (i)    to HIE:        Healthdyne Information Enterprises, Inc.
                                        1850 Parkway Place, 11th Floor
                                        Marietta, Georgia 30067
                                        Telephone:        (770) 423-8450
                                        Facsimile:        (770) 423-8440
                                        Attention:        President and CEO

                  (ii)   to Pearson:        J. Edward Pearson, Jr.
                                            106 Secretariat Street
                                            Hendersonville, Tennessee 37075
                                            Telephone:        (615) 826-1626

                  (iii)  to the Company:    Criterion Health Strategies, Inc.
                                            215 Second Avenue North, Suite 200
                                            Nashville, Tennessee 37201
                                            Telephone:        (615) 259-3363
                                            Facsimile:        (615) 259-2877
                                            Attention:        President

Any party may change the address for notice by notifying the other parties in writing of the new address.

                  (e) Specific Performance. The parties hereto acknowledge and agree that the benefits to them under this Agreement are unique, that they are willing to enter into this Agreement only upon performance by each other of all of their obligations hereunder and that they will not have an adequate remedy at law if the other fails to perform any of its obligations hereunder. Accordingly, the parties hereby agree that each shall have the right, in addition to any other rights or remedies it may have at law or in equity, to specific performance or equitable relief by way of injunction if the other party fails to perform any of its obligations hereunder.

                  (f) Modification or Waiver. No change, modification or waiver of any term of this Agreement shall be valid or binding upon the parties hereto unless such change, modification or waiver shall be in writing signed by all parties hereto.

                  (g) Headings. The headings and captions used in this Agreement are used for convenience of reference only and shall not be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto, all of which are incorporated herein by this reference.

                  (h) Entire Agreement. This Agreement and the other instruments specified herein constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior discussions, understandings and agreements with respect thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                HEALTHDYNE INFORMATION ENTERPRISES, INC.


                                By:          /s/ Joseph G. Bleser
                                   ------------------------------------------
                                    Name:    Joseph G. Bleser
                                    Title:   Vice President and Chief
                                             Financial Officer



                                J. EDWARD PEARSON, JR.


                                              /s/ J. Edward Pearson, Jr.
                                ---------------------------------------------
                                J. Edward Pearson, Jr.



                                CRITERION HEALTH STRATEGIES, INC.


                                By:          /s/ H. Darrell Young
                                   ------------------------------------------
                                    Name:    H. Darrell Young
                                    Title:   Chairman and Chief Executive
                                             Officer

                                    EXHIBIT A


Outstanding Options to Purchase Criterion Health Strategies, Inc. Common Stock as of June 3, 1997


                                                     Number of
Name of Optionee                                    Option Shares                          Amount Vested
----------------                                    -------------                          -------------


Deborah Dean                                            60,000                                27,500
Thomas Wilmot                                           50,000                                25,000
Matt O'Connell                                           7,500                                 1,250
Joe Brouillette                                          6,000                                 2,500
Jim Benson                                              15,000                                     0
Kevin Linkous                                              500                                     0
Laura Morgan                                               100                                     0
John W. Lawless                                         25,000                                12,500
                                                        ------                                ------
   Total options outstanding                           164,100                                85,000


                                    EXHIBIT B

     Employment Arrangements between the Company and J. Edward Pearson, Jr.

    TERM OF EMPLOYMENT               A period of six months from the date of the
                                     Closing, unless extended by mutual
                                     agreement.

    DUTIES                           Such HIE-directed financial and/or
                                     operational projects as may be requested under the direction of the CEO of the Company, it being understood that such duties shall require approximately 40% of Pearson's time, on average.

    LOCATION                         Primarily at the Company's principal
                                     offices in Nashville, Tennessee, and such other locations as may be reasonably requested.

    SALARY                           Base salary at the rate of $45,000 per
                                     annum, payable in arrears in equal
                                     installments not less frequently than
                                     bi-weekly, in accordance with the Company's payroll practices.

    COVENANTS                        Noncompetition, nonsolicitation and
                                     nondisclosure covenants will be included.

    OPTION An option for 60,000 shares of HIE common stock at exercise price of $2.88, vesting
                                     50% on grant date and 50% on 1st
                                     anniversary.